Exhibit 10.2

Array BioPharma Inc.

Notice of Grant of Restricted Stock Units

Participant Name:	[Name]

Employee Number:	[SW Data]

Grant Name:	[SW Data]

Grant Date:	[Date]

Expiration Date:	[Date]

Number of Stock Units:	[SW Data]

Vesting Start Date:	[Date]

Vesting Schedule:	[Vesting Schedule or Conditions]

ATTACHMENT

Restricted Stock Unit Agreement

This cover sheet and the attached Restricted Stock Unit Agreement are not a stock certificate or a negotiable instrument.

ARRAY BIOPHARMA INC.

AMENDED AND RESTATED STOCK OPTION AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Array BioPharma Inc., a Delaware corporation (the “Company”), hereby grants to the participant named on the attached cover sheet a number of restricted stock units set forth on such cover sheet (the “Stock Units”). The terms and conditions of the Stock Units are set forth on the attached cover sheet, this Restricted Stock Unit Agreement (the “Agreement”) and in the Amended and Restated Array BioPharma Inc. Stock Option and Incentive Plan (the “Plan”).

By clicking “Accept” at the end of this Agreement, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is available by accessing the link at the end of this Agreement.  You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Array BioPharma Inc.

By:

Ron Squarer, Chief Executive Officer

Capitalized terms used in this Agreement that are not otherwise defined in this Agreement have the meaning given such terms in the Plan.

Stock Unit Transferability

This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Vesting Schedule

Provided you continue in Service on each vesting date and subject to the deceleration provisions in the following paragraph and the acceleration provisions below, your Stock Units shall vest as indicated in the Vesting Schedule on the attached cover sheet.

For Time-Based Stock Units (defined below) only, notwithstanding the foregoing, if you work less than your scheduled annualized hours (as determined by the Company on the Grant Date and which equal either 1,664, 1,872 or 2,080 hours per year) (“Annualized Hours”) during the year ending on the anniversary of the Vesting Start Date (the “Anniversary Date”) or any subsequent one-year anniversary of the Anniversary Date, then the number of Stock Units that vest during such year, if any, shall be reduced by a factor equal to the actual number of hours worked during the year divided by your Annualized Hours.

Any Stock Units that vest solely as a result of your continued Service to the Company (“Time-Based Stock Units”) and that do not vest prior to expiration of the Vesting Schedule set forth above because of the application of the foregoing paragraph shall be eligible for vesting on each Anniversary Date thereafter at the rate set forth in the Vesting Schedule above, provided that you remain in Service as of any such date. The maximum number of Time-Based Stock Units that may vest in any such year shall be 100% of the Time-Based Stock Units, provided that you work at least your Annualized Hours during the preceding year, and if you work less than your Annualized Hours during the preceding year, the number of Time-Based Stock Units that vest during such year shall be the lesser of (i) 100% of the Time-Based Stock Units reduced by the formula set forth in the foregoing paragraph, or (ii) the remaining unvested Stock Units.

The resulting aggregate number of vested Stock Units will be rounded to the nearest whole number. You cannot vest in more than the number of Stock Units covered by this grant.

No additional Stock Units will vest after your Service has terminated for any reason, except as may be provided in the section below entitled “Acceleration of Vesting”.

Acceleration of Vesting

Notwithstanding any other provision of this Agreement or the Plan, the following acceleration provisions shall apply to the vesting of the Stock Units:

[Insert accelerated vesting provisions, if any, consistent with the acceleration of vesting provisions contained in any employment agreement with the recipient.]

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence (i) that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or (ii) when continued Service crediting is required by applicable law. However, your Service will be treated as terminating for purposes of the “Vesting” sections of this Agreement in accordance with the then effective policies of the Company relating to leaves of absence, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Delivery of Stock Pursuant to Units

A certificate for the shares of Common Stock represented by your this Agreement shall be delivered to you, or to your eligible beneficiary or your estate, on the date on which all or the applicable portion of your Stock Units have vested.

Notwithstanding the preceding paragraph:

•                  If you are a “key employee” within the meaning of Section 409A of the Code and shares would otherwise be delivered to you on account of your separation from Service, then such shares shall not be delivered to you until six months after your separation from Service; and

•                  If the shares relating to the vested Stock Units would otherwise be delivered during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Common Stock in the open market or (ii) restricted from selling shares of Common Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of the shares related to the vested Stock Units may be delayed until no earlier than the first date on which you are no longer prohibited from selling shares of Common Stock due to a lock-up agreement or insider trading plan restriction, but, in any event, not beyond June 30 of the calendar year following the year in which you vested in the Stock Units.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Common Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, unless you shall have provided funds to the Company to satisfy any required federal, state, local or foreign tax or withholding payment, then the

Company will cause an immediate forfeiture of shares of Common Stock subject to the Stock Unit granted pursuant to this Agreement having a Fair Market Value equal to the withholding or other taxes due.

No Employment or Service Contract

This Agreement does not give you the right to be retained or employed by the Company (or any Parent or Subsidiary) in any capacity or for any period of time. The Company (and any Parent or Subsidiary) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the Common Stock relating to the Stock Units has been delivered to you.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Common Stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Colorado, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report and proxy statement to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact Human Resources to request paper copies of these documents.

The Plan and Other Rights

The text of the Plan is incorporated in this Agreement by reference. This Agreement, the attached cover sheet and the Plan constitute the entire understanding between you and the Company regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement or the attached cover sheet should appear to be inconsistent with the terms of the Plan.

By clicking “Accept” below, you agree to all of the terms and conditions described above and in the Plan.

[INSERT ‘ACCEPT’ AND ‘DO NOT ACCEPT’ LINKS]

[INSERT LINKS TO THE PLAN, PROSPECTUS AND ANNUAL REPORT]